Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO TREELINE BIOSCIENCES, INC. IF PUBLICLY DISCLOSED.

DATED          20 May          2022

(1)          CRT PIONEER FUND LP

AND

(2)          TREELINE BIOSCIENCES, INC.

LICENCE AGREEMENT

THIS AGREEMENT is made the 20th day of May 2022

BETWEEN:

(1)
CRT PIONEER FUND LP (“CPF”), a limited partnership established in England and Wales under number LP 14391 with registered office at 4 Claridge Court, Lower Kings Road, Berkhamsted, Hertfordshire, HP4 2AF, acting by its general partner, CRT Pioneer GP Limited, a company registered in England and Wales with registered number 07933818 whose registered office is at 4 Claridge Court, Lower Kings Road, Berkhamsted, Hertfordshire, HP4 2AF (the “General Partner”); and

(2)	TREELINE BIOSCIENCES, INC., a company incorporated in the United States with an office at 677 Washington Blvd., Ste 525, Stamford, Connecticut 06901, United States (“Treeline”).

WHEREAS:

(A)
CPF is a limited liability partnership formed pursuant to a limited partnership agreement among the General Partner, the European Investment Fund (“EIF”), CRT (as defined below), Syncona Discovery Limited (“Syncona”), and CRT Pioneer CIP LP. The General Partner has the right to enter into legal agreements on behalf of CPF by which CPF is then bound.

(B)
CPF, CRT and the Institute of Cancer Research: Royal Cancer Hospital (“ICR”) entered into a licence and collaboration agreement relating to the development and commercialisation of BCL6 (B-cell lymphoma 6 protein) inhibitors, dated 6 July 2015, as amended by letter agreements dated 25 April 2017, 4 January 2018, 9 January 2019, 17 July 2019, 2 January 2020, 20 July 2021 and 23 November 2021 (together, the “Head Licence”).

(C)	CPF and Treeline have agreed to enter into this sublicense agreement for the research, development, commercialisation and other exploitation of BCL6 modulators on the following terms and conditions.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement except where the context requires otherwise, the following words and expressions shall have the following meanings:

“Affiliate” of a person means any entity that Controls, is Controlled by or is under common Control with that person.

“Affordable” means in relation to a BCL6 Product: (i) [*]; and/or (ii) [*].

“Agreement” means this agreement and each of the Schedules as amended from time to time in accordance with Clause 18.

“API” means active pharmaceutical ingredient.

“Arising Intellectual Property” means all Materials and Know How (other than that comprised in Licensed Intellectual Property) conceived, developed, reduced to practice or generated by or on behalf of Treeline, its Affiliates, BCL6 Licensees or their Affiliates, whether or not in the course of exercising the licence rights granted under Clause 2.1; and any and all Intellectual Property rights associated therewith or which claim any such Materials and/or inventions described or comprised in such Know How.

“BCL6 Compound” means a compound that is directed against and modulates the activity of BCL6 [*].

“BCL6 Licensee” means the Sub-Licensees and Treeline Licensees, taken together.

“BCL6 Product” means any product that contains a BCL6 Compound, whether or not covered by, claimed by or otherwise part of the Licensed Intellectual Property, as the sole API or in combination with one or more other APIs (“Combination Product”); provided that, (a) [*]; (b) [*]; and (c) [*].

“Business Day” means a day other than a Saturday, Sunday or any public holiday in England or in New York City, New York, USA.

“Change of Control” means with respect to a Party (or in the case of a BCL6 Licensee): (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a person, or group of persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

“Clinical Candidate” means a BCL6 Compound which has completed pre-clinical development and is ready to enter a Phase I Trial as reasonably determined by Treeline.

“Commencement” means, in relation to a clinical trial, the date upon which administration of a BCL6 Product to the first human subject has occurred, whether such subject is a healthy volunteer or a patient.

“Commercially Reasonable Efforts” means with respect to Treeline’s efforts, the efforts and resources commonly used by a [*], taking into consideration [*].

“Competent Authority” means any local or national agency, court, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of, or of any government of, any country having jurisdiction over the Agreement or either of the Parties (such as the Financial Services Authority or any successor entity) or over the development or marketing of medicinal products (such as the FDA or the European Medicines Agency).

“Confidential Information” means any information, in tangible or non-tangible form (including oral disclosure) including Know How, research, development plans, reports, and information relating to the customers, suppliers, business partners, clients, finances, operation, business plans and products (in each case actual or prospective) of a Party, the existence and the terms of this Agreement, and any other technical or business information (whether or not marked as confidential), which is obtained by either Party from the other (or its representatives) pursuant to this Agreement. Licensed Know How shall be deemed the Confidential Information of each Party. In addition, all information disclosed by a Party or its Affiliates pursuant to the Confidential Disclosure Agreement between CPF and Treeline dated January 20, 2022 (the “Confidentiality Agreement”) shall be deemed to be Confidential Information of such Party disclosed hereunder.

“Control” means, as the context requires: (i) with respect to any item of Intellectual Property or right under any Intellectual Property, the possession (whether by ownership or license, other than pursuant to this Agreement) of the ability to grant access (by license or sublicense), without violating the terms of any agreement or other arrangement with any Third Party existing at the time; or otherwise (ii) the possession (directly or indirectly) of fifty percent (50%) or more of the voting stock or other equity interest of a subject entity with the power to vote, or the power in fact to control the management decisions of such entity through the ownership of securities or by contract or otherwise and “Controlling” and “Controlled by” shall be construed accordingly. For the avoidance of doubt, neither of Syncona or EIF Controls CPF.

“CPF Indemnified Parties” means CPF and its Affiliates, and its and their officers, employees and agents.

“CRT/ICR Indemnified Parties” means CRT, CRUK, ICR and their respective officers, employees and agents.

“CRT/ICR Reviewers” means:

i.
independent individuals nominated by CRT, ICR or CRUK for the purpose of monitoring and reviewing work funded by CRUK and/or providing scientific advice (including any members of ICR’s or CRT’s Scientific Advisory Board from time to time); and

ii.	as contemplated by Clause 16.2, any actual or potential royalty purchaser.

“CRUK” means Cancer Research UK, a company limited by guarantee (registered in England and Wales under number 4325234) and a charity (registered in England under number 1089464 and registered in Scotland under number SC041666 and in the Isle of Man under number 1103) of 2 Redman Place, London, E20 1JQ, United Kingdom.

“Development Milestone Event” has the meaning given in Clause 4.2.

“Development Milestone Payment” has the meaning given in Clause 4.2.

“Effective Date” means the date given at the top of this Agreement.

“EMA” means the European Medicines Agency or any successor entity.

“Executive Officers” means a managing partner of CPF, and the Chief Executive Officer of Treeline or, in each case such other authorised officer of a Party as may be substituted from time to time upon the giving of written notice to the other Party.

“Existing Third Party Agreements” means the Head Licence and the Third Party agreements as listed in Schedule 8.

“FDA” means the United States Food and Drug Administration or any successor to it.

“Field” means all uses and Indications.

“First Commercial Sale” means, with respect to a BCL6 Product, the first transfer or disposition for value of such BCL6 Product to a Third Party by or on behalf of Treeline or a BCL6 Licensee or an Affiliate of either of them, after all relevant Regulatory Authorisations for the marketing and transfer or disposition of such BCL6 Product have been obtained in respect of the relevant region or country.

“Force Majeure” means in relation to either Party any event or circumstance which is beyond the reasonable control of that Party, which event or circumstance that Party could not reasonably be expected to have taken into account at the Effective Date and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including act of God, lightning, fire, storm, flood, earthquake, strike, lockout or other industrial disturbance, war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, or explosion, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

“Generic Competition” means with respect to a BCL6 Product in any particular country in the Territory, the existence on the market of any Generic Product in competition with such BCL6 Product in such country.

“Generic Product” means any pharmaceutical product that (a) is sold by a Third Party other than pursuant to any rights granted by Treeline or a BCL6 Licensee or an Affiliate of either of them; and (b) contains the same API (or one which is substantially the same, such as a hydrate or salt of the API) as the BCL6 Product; and (c) was granted pursuant to an application for a marketing authorisation that relies on data held by a regulatory authority in relation to a BCL6 Product.

“IND” means an investigational new drug application filed with the FDA, or the equivalent application or filing filed with any equivalent Competent Authority outside the United States of America (including any supranational agency such as the European Medicines Agency) necessary to commence human clinical trials in such jurisdiction.

“Indication” means a disease classification as defined within the ‘International Statistical Classification of Diseases and Related Health Problems’ as published from time to time by the World Health Organization (e.g. [*]).

“Intellectual Property” means Materials, Patents and Know How.

“Know How” means technical and other information which is not in the public domain including, ideas, concepts, inventions, discoveries, data, formulae, algorithms, specifications, clinical data, technical information, know-how, methods, techniques, formulae, processes, information relating to Materials (including biological and chemical structures and functions as well as methods for synthesising chemical compounds), procedures for experiments and tests, results of experimentation and testing, results of research and development including laboratory records and data analyses. Information in a compilation or a compilation of information may be Know How notwithstanding that some or all of its individual elements are in the public domain.

“Licensed Compound” means any BCL6 Compound Controlled by CPF under or as a result of the Existing Third Party Agreements.

“Licensed Intellectual Property” means the Licensed Know How, Licensed Materials and Licensed Patents.

“Licensed Know How” means (a) the Know How described in Schedule 1, and (b) any and all Know How that (i) is (a) Controlled by CPF or its Affiliates as of the Effective Date or (b) becomes Controlled by CPF or any of its Affiliates during the Term, in each case ((a) and (b)) pursuant to the Existing Third Party Agreements, and (ii) relates to or is necessary or useful for the development, manufacture, or commercialization of, any BCL6 Compound or BCL6 Product.

“Licensed Materials” means (a) Licensed Compounds, (b) the other Materials described in Schedule 1, and (c) all proprietary materials that (i) are (x) Controlled by CPF or its Affiliates as of the Effective Date or (y) become Controlled by CPF or any of its Affiliates during the Term, in each case ((x) and (y)) pursuant to the Existing Third Party Agreements, and (ii) relate to or are necessary or useful for the development, manufacture, or commercialization of BCL6 Compounds or any BCL6 Products.

“Licensed Patents” means (a) the Patents listed in Schedule 1, (b) any and all Patents that (i) are (x) Controlled by CPF or any of its Affiliates as of the Effective Date or (y) become Controlled by CPF or any of its Affiliates during the Term, in each case ((x) and (y)) pursuant to the Existing Third Party Agreements, and (ii) cover, relate to or are necessary or useful for the Licensed Materials, Licensed Compound or any BCL6 Products or the use, research, development, manufacture, commercialization or other exploitation thereof; and (c) any Patents claiming priority from the Patents described in (a) and (b).

“Major Markets” means the [*], the United States, [*], [*], [*], [*] and [*], and “Major Market” shall mean any one of them.

“Material” means any chemical or biological material including any: organic or inorganic element or compound; nucleotide or nucleotide sequence including DNA and RNA sequences; gene; vector or construct including plasmids, bacterial vectors, bacteriophages and viruses; host organism including bacteria, fungi, algae, protozoa and hybridomas; eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system; protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody; drug or pro-drug; assay or reagent; any other genetic or biological material or microorganism or any transgenic animal; and any physical property rights relating to any of the foregoing.

“NDA” means an application for approval to market a product commercially such as the New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR.§ 314.3 et seq, or a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 601, or a Marketing Authorisation application filed pursuant to the requirements of European Directive 2001/ 83/ EC, or any equivalent or similar application filed with any other Competent Authority in any country or region in the Territory, together, in each case, with all additions, deletions or supplements thereto.

“Net Sales” means the gross amount invoiced by Treeline or any BCL6 Licensee or an Affiliate of any of them to Third Parties for sale of BCL6 Products in the Territory, less, to the extent deducted with respect to such sale consistent with U.S. generally accepted accounting principles (“GAAP”), consistently applied, the following items:

i.	[*];

ii.	[*];

iii.	[*];

iv.	[*];

v.	[*]; and

vi.	[*].

[*].

[*].

[*].

“Oncology Indication” means an Indication in the range [*].

“Parties” means CPF and Treeline and “Party” shall mean either of them.

“Patent Costs” means any external out of pocket costs and expenses incurred in filing, prosecuting, maintaining, defending and enforcing the Licensed Patents, including official filing, prosecution, maintenance and renewal fees, patent attorney, translation, legal and other professional fees and expenses and costs and expenses associated with any opposition or interference action.

“Patents” means any patent applications, patents, author certificates, inventor certificates, utility models, and all foreign counterparts of them and includes all divisionals, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations and additions of or to them, as well as any Supplementary Protection Certificate, or any like form of protection.

“Phase I Trial” means a clinical trial in which a BCL6 Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the BCL6 Product, and consistent with 21 CFR § 312.21(a) and any microdosing clinical trial conducted pursuant to the FDA’s 2006 Guidance on Exploratory Investigational New Drugs or any equivalent arrangements.

“Pre-Clinical Candidate” means any BCL6 Compound selected by Treeline for pre-clinical development.

“Price Approval” means, in those countries in the Territory where a Competent Authority may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such approval or determination.

“Progress Report” means a reasonably detailed written report produced by Treeline in the form set out in Schedule 6.

“Quarter” means any of the three-monthly periods commencing on the first day of any of the months of January, April, July, and October in any Year and “Quarterly” has a corresponding meaning.

“Regulatory Authorisations” means all authorisations, approvals, clearances, and licences of a Competent Authority (including an NDA) that may be required in any country of the Territory prior to commercial sale of the relevant BCL6 Product in the Field, including any necessary variations thereto, but excluding any Price Approvals.

“Sales Milestone Event” has the meaning given in Clause 4.3.

“Sales Milestone Payment” has the meaning given in Clause 4.3.

“Signature Fee” means the non-refundable sum of two million U.S. Dollars (US$2,000,000).

“Sub-Licensee” means a person to whom a sub-licence is granted in accordance with Clause 2.6 in respect of the whole or any part of the rights granted under this Agreement. For clarity, a Sub-Licensee is not a Treeline Licensee.

“Sub-Licence Provisions” means those provisions to be included in a sub-licence pursuant to Clause 2.6.3 and as set out in Schedule 5.

“Supplementary Protection Certificate” means a right based on a patent pursuant to which the holder of the right is entitled to exclude third parties from using, making, having made, selling or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as supplementary protection certificates in Europe, and any similar right anywhere in the world.

“Target Patent Country” means any one of the countries listed in Schedule 3.

“Term” means the term of this Agreement determined in accordance with Clause 13.1.

“Territory” means worldwide.

“Third Party” means a person other than a Party, or a BCL6 Licensee or an Affiliate of a Party.

“Third Party Service Provider” means a Third Party who provides research, development, commercialization, manufacturing and/or other services to Treeline or a BCL6 Licensees or an Affiliates of either of them in connection with BCL6 Products, including contract research organisations, universities and hospitals. However, a Tobacco Party may not act as a Third Party Service Provider.

“Tobacco Party” means: (i) any person who develops, sells or manufactures tobacco products; and/ or (ii) any person which makes the majority of its profits from the importation, marketing, sale or disposal of tobacco products. Furthermore, Tobacco Party shall include any person that is Controlled by or under common Control with any of the persons referred to in (i) and/or (ii).

“Treeline Licensee” means a person to whom Treeline grants a licence in respect of one or more BCL6 Compounds which licence does not include any Licensed Intellectual Property.

“UK Pricing Authority” means any supra-national, national or regional government department, authority, agency or entity (including a non-departmental public body or similar entity) with responsibility for evaluating the cost effectiveness of medicinal products in the United Kingdom (or one or more constituent countries thereof) or otherwise determining whether the NHS (or constituent parts thereof) should purchase medicinal products.

“U.S.”, “United States” or “USA” means the United States of America, including all possessions and territories thereof.

“U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.

“Valid Claim” means either:

i.
a claim of an issued and unexpired Licensed Patent (which include any Patent term extension or Supplementary Protection Certificate) in the relevant country in the Territory which covers the BCL6 Product and that: (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; or (ii) has not been abandoned, disclaimed, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

ii.
a claim of a pending patent application, which claim has been filed in good faith, and [*], and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

“Year” means a calendar year.

1.2	In this Agreement:

1.2.1	unless the context requires otherwise, all references to a particular Clause, paragraph or Schedule shall be references to that clause, paragraph or schedule, in or to this Agreement;

1.2.2	the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.4
unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality; and

1.2.5	references to the words “include” or “including” shall be construed without limitation to the generality of the preceding words.

2.	LICENCE

2.1
Subject to the provisions of this Agreement, CPF hereby grants Treeline a licence under the Licensed Intellectual Property to research, develop, use, keep, make, have made, import, sell, offer for sale and otherwise dispose of BCL6 Products in the Field in the Territory for the Term. Such licence shall be exclusive to the extent that CPF has exclusive rights in the relevant Licensed Intellectual Property under the Existing Third Party Agreements and, to the extent that CPF has non-exclusive rights to the relevant Licensed Intellectual Property under the Existing Third Party Agreements, CPF undertakes not to use or otherwise exploit such Licensed Intellectual Property on its own behalf or to grant any right to a Third Party or any of CPF’s Affiliates to do the same.

2.2
No licence to use any Intellectual Property is granted to Treeline, or implied, except the rights expressly granted in this Agreement. During the Term, neither CPF nor any of CPF’s Affiliates will, without the prior written consent of Treeline, use, develop, import, make, have made, register, promote, market, distribute, offer for sale, sell or otherwise exploit any product that contains any compound targeting BCL6 as its primary active component or that has the modulation of BCL6 activity as its primary mode of action.

2.3
Treeline acknowledges that, subject to the [*], certain rights have been reserved and excepted by CRT and ICR pursuant to the Head Licence as further set out in Schedule 7 and the licences and other rights granted in this Agreement shall be subject to such reserved rights. For clarity, in no event shall any Arising Intellectual Property be subject to such reserved rights.

2.4
Promptly after the Effective Date and no later than [*] days thereafter, CPF shall, and shall use diligent efforts to procure that its Affiliates, ICR and CRT shall, without additional compensation, deliver, disclose and make available to Treeline or its designee(s), including any designated Third Party Service Provider(s), (i) all information relating to the Licensed Intellectual Property, including all non-clinical data, detailed summaries of data, results, research, analyses, and other information derived from the use of the Licensed Materials or any Licensed Know How and any other information claimed or covered by any Licensed Patent or otherwise relating to the Licensed Materials or any Licensed Know How or the research, development, manufacture, commercialization or other exploitation thereof, in each case that are in the possession of CPF, its Affiliates, ICR or CRT; and (ii) the Licensed Intellectual Property.

2.5
Provided such request is received prior to the [*] anniversary of the Effective Date (the period of [*] months following the Effective Date, the “Initial Technical Assistance Period”), CPF shall, and shall use its diligent efforts to cause its Affiliates, ICR and CRT to, provide to Treeline (and/or its designee(s)) such reasonable assistance, consultation and cooperation, including technical consultation and assistance, as Treeline may reasonably request to effect the transfer of Licensed Intellectual Property pursuant to Clause 2.4 or as necessary or reasonably useful for the research and development of BCL6 Products (collectively, “Technical Assistance”), not to exceed [*] hours per month during months [*] of the Initial Technical Assistance Period and [*] hours per month during months [*] of the Initial Technical Assistance Period. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient transfer of the Licensed Intellectual Property in accordance with Clause 2.4.

2.6
Treeline shall not be entitled to grant sub-licences in respect of the rights granted under this Agreement without CPF’s prior written consent (which shall be in CPF’s absolute discretion) unless and until Treeline has filed an IND for a BCL6 Product. After Treeline has filed an IND for a BCL6 Product, Treeline shall have the right to grant sub-licenses, through multiple tiers, in respect of any and all of the rights granted under this Agreement without CPF’s prior written consent. With respect to any sub-licence granted to an entity:

2.6.1	prior to grant Treeline shall inform CPF in writing of the terms of any sublicence proposed to be entered into, including the identity of the proposed Sub-Licensee;

2.6.2
any sub-licence granted by Treeline shall be expressed to terminate automatically on the termination of this Agreement for any reason. On such termination and provided the termination of this Agreement was not caused by a breach of the obligations under the relevant sub-licence, CPF shall immediately grant to the affected Sub-Licensee a sub-licence on materially the same terms to those contained in this Agreement. For the avoidance of doubt, expiry of this Agreement consequent upon the expiry of the term of this Agreement shall not result in the automatic termination of any sub-licence;

2.6.3
Treeline shall ensure that there are included in the terms of any sub-licence substantially equivalent obligations and undertakings on the part of the SubLicensee to those applying to Treeline in this Agreement, including as set forth in Clause 2.3 (reservation of rights), Clause 2.6.5 (Tobacco Party), Clause 6.1 (maintenance and audit of accounts), Clause 7.2 (patent prosecution), Clause 7.4 (status of Licensed Patents), Clause 7.5 (filing strategy for Licensed Patents), Clause 7.6 (notification of infringement), Clause 7.7 (patent enforcement), Clause 7.12 (Supplementary Protection Certificate), Clause 9.1 (indemnity for CPF Indemnified Parties), Clause 9.2 (indemnity for CRT/ICR Indemnified Parties), Clause 12 (confidentiality), and Clause 14.3 (effect of termination). Treeline shall additionally ensure that there are included in the terms of any sub-licence substantially equivalent obligations and undertakings to those set out in the Sub-Licence Provisions and shall use Commercially Reasonable Efforts to ensure that all Sub-Licensees duly comply with the same;

2.6.4	within [*] Business Days of the grant of any sub-licence, Treeline shall provide CPF with a true copy of such sub-licence at Treeline’s expense;

2.6.5	no sub-licence shall be granted to a Tobacco Party; and

2.6.6	the sub-licence shall be entered into on an arms-length basis.

2.7
The foregoing obligations shall not apply in relation to contracts Treeline or its Sub-Licensee or an Affiliate of either of them enters into with Third Party Service Providers, provided that: (a) such contracts relate to the provision of research, development, manufacturing, and/or commercialization services to Treeline or the applicable Sub-Licensee or Affiliate in connection with BCL6 Products; and (b) no rights under the Licensed Intellectual Property are granted to the Third Party to: (i) research, develop or manufacture its own products; or (ii) sell BCL6 Products (except in the case of a Third Party distributor engaged by Treeline or its Sub-Licensee to distribute or resell BCL6 Products). For clarity, neither the obligations in Section 2.6 nor the obligations applying to Sub-Licensees under this Agreement shall apply to any Treeline Licensee and in no event will any license granted by Treeline under the Arising Intellectual Property where no licence is granted under the Licensed Intellectual Property be deemed as a sub-license under this Agreement, nor will any person receiving a license grant under the Arising Intellectual Property where no licence is granted under the Licensed Intellectual Property be deemed as a Sub-Licensee.

2.8	The grant of any sub-licence shall be without prejudice to Treeline’s obligations under this Agreement.

2.9
The right to grant sub-sub-licences shall be permitted only on terms materially equivalent to Clause 2.6 (including for the avoidance of doubt inclusion in each sub-sub-licence of an indemnity from the sub-licensee in favour of CPF Indemnified Parties) and Treeline shall procure that a copy of each sub-sub-licence is supplied to CPF within [*] days of its execution.

2.10
Any act or omission of any Sub-Licensee which, if it were the act or omission of Treeline would be a breach of any of the provisions of this Agreement, will be deemed to be a breach of this Agreement by Treeline who will be liable to CPF accordingly.

3.	PERFORMANCE

3.1
Treeline (directly or through one or more of its Affiliates or BCL6 Licensees) will use Commercially Reasonable Efforts to develop and commercialise at least one BCL6 Product in the United States, the United Kingdom, and at least one additional Major Market in an Oncology Indication.

3.2
If Treeline (directly or through one or more of its Affiliates or BCL6 Licensees) uses Commercially Reasonable Efforts and is unsuccessful in developing and commercialising a BCL6 Product in an Oncology Indication, Treeline (directly or through one or more of its Affiliates or BCL6 Licensees) shall use Commercially Reasonable Efforts to develop and commercialise in the United States, [*], and at least one additional Major Market a BCL6 Product with an application in any other Indication.

3.3	Treeline (directly or through one or more of its Affiliates or BCL6 Licensees) shall use Commercially Reasonable Efforts to:

3.3.1	nominate a Pre-Clinical Candidate (if not already nominated);

3.3.2	develop at least one BCL6 Product suitable for use in a human clinical trial;

3.3.3
pursue Regulatory Authorisation and (where applicable) Price Approvals in the United States, the United Kingdom, and at least one additional Major Market for those BCL6 Products in clinical development;

3.3.4
make each BCL6 Product developed or commercialized by Treeline or a BCL6 Licensee or an Affiliate of either of them available for purchase in the United Kingdom after such BCL6 Product receives all necessary Regulatory Authorisation for launch in the United Kingdom;

3.3.5
without prejudice to the generality of the foregoing, develop and commercialise in the United States, the United Kingdom, and at least one additional Major Market at least one BCL6 Product. In the event that a BCL6 Product developed by Treeline or a BCL6 Licensee or an Affiliate of either of them is launched or ready to be launched in the United Kingdom which has received all necessary Regulatory Authorisation in respect of an Oncology Indication, [*];

3.3.6	provide CPF with a Progress Report at least [*];

3.3.7	promptly respond to any reasonable queries that CPF may have following receipt of a Progress Report; and

3.3.8
at CPF’s request, meet [*] per Year with CPF (either in person or by teleconference or videoconference, if a face-to-face meeting is not practical) to discuss the content of a particular Progress Report; and

3.3.9
after nomination of a Pre-Clinical Candidate pursuant to Clause 3.3.1, provide CPF with a development plan in the form set out in Schedule 6, and update the development plan and provide a copy of the same to CPF at least [*] every [*] months.

3.4
If at any time during the course of the development or commercialisation of a BCL6 Product, Treeline fails to meet one or more of its obligations under Clauses 3.1 or 3.3 in relation to a BCL6 Product for a period of [*] months or more, save where due to the acts or omissions of CPF, any of its Affiliates, ICR or CRT, then CPF shall have the right to give written notice to Treeline requesting detailed written justification for such failure and Treeline shall provide such detailed written justification to CPF within [*] days of the date of CPF’s request. Where remedy is possible Treeline shall use its Commercially Reasonable Efforts to take substantive steps to remedy such failure within [*] days of the date of CPF’s request. If Treeline fails to provide such justification to CPF within [*] days of the date of CPF’s request and/or use its Commercially Reasonable Efforts to take substantive steps to remedy such failure within [*] days of the date of CPF’s request, then, on written notice by CPF to Treeline (to be given in CPF’s sole discretion), this Agreement will terminate in respect of the relevant Licensed Intellectual Property. Any dispute between the Parties as to whether a diligence failure has arisen or whether Treeline has used its Commercially Reasonable Efforts to take substantive steps to remedy a diligence failure shall be resolved in accordance with Clause 27.

4.	CONSIDERATION

4.1	Treeline shall pay the Signature Fee to CPF within [*] Business Days of the Effective Date.

4.2
Subject to Clause 4.5, Treeline shall pay the development milestone payments (each a “Development Milestone Payment”) to CPF upon the first achievement of each of the events (each a “Development Milestone Event”) in relation to a BCL6 Product developed or commercialized by Treeline or a BCL6 Licensee or an Affiliate of either of them as set out in Schedule 4. Each Development Milestone Payment shall be payable only one time under this Agreement regardless of the number of times the corresponding Development Milestone Event is achieved and whether such Development Milestone Event is achieved by one or more BCL6 Products. In no event shall the total aggregate amount payable under this Clause 4.2 exceed Twenty-Two Million and Five Hundred Thousand U.S. Dollars (US$22,500,000).

4.3
Subject to Clause 4.5, Treeline shall pay the sales milestone payments (each a “Sales Milestone Payment”) to CPF upon the first achievement of each of the events (each a “Sales Milestone Event”) in relation to the total sales of all BCL6 Products developed or commercialized by Treeline or a BCL6 Licensee or an Affiliate of either of them as set out in Schedule 4. Each Sales Milestone Payment shall be payable only one time under this Agreement regardless of the number of times the corresponding Sales Milestone Event is achieved. In no event shall the total aggregate amount payable under this Clause 4.3 exceed Fifty-Three Million U.S. Dollars (US$53,000,000).

4.4
During the Royalty Term (defined below), Treeline shall pay to CPF a royalty equal to [*] ([*]%) on Net Sales of any BCL6 Product developed by Treeline or a BCL6 Licensee or an Affiliate of either of them, that achieves marketing approval in any country. Such royalty shall be payable, on a BCL6 Product-by-BCL6 Product and country by-country basis, during the period beginning on the date of the First Commercial Sale of each such BCL6 Product, and ending, on a BCL6 Product-by-BCL6 Product and country by-country basis, upon the commencement of Generic Competition in respect of such BCL6 Product in such country (the “Royalty Term”).

4.5
Notwithstanding anything to the contrary in this Agreement, no Development Milestone Payments, Sales Milestone Payments or royalty payments shall become due or payable by Treeline or any BCL6 Licensee or an Affiliate of either of them to CPF and neither Treeline nor any BCL6 Licensee or an Affiliate of either of them shall have any obligation to make any payment to CPF, for any BCL6 Product for which Treeline or a BCL6 Licensee, or an Affiliate of either of them, has not filed an IND within [*] years following the Effective Date.

5.	PAYMENT AND STATEMENT

5.1	All payments due to CPF under this Agreement shall be made in U.S. Dollars in cleared funds to the following bank account:

Account name:	[*]
Account number:	[*]
Sort code:	[*]
IBAN:	[*]

or such other account as CPF may notify Treeline from time to time.

5.2	Treeline shall pay to CPF:

5.2.1	the Signature Fee in accordance with the date specified in Clause 4.1;

5.2.2	the Development Milestone Payments due under Clause 4.2 within [*] days of the Development Milestone Event being achieved by Treeline or a BCL6 Licensee, or an Affiliate of either of them;

5.2.3	the Sales Milestone Payments due under Clause 4.3 within [*] days following the end of the Quarter in which the Sales Milestone Event occurred;

5.2.4	the royalties due pursuant to Clause 4.4 Quarterly within [*] days following the end of each Quarter in which the relevant Net Sales is invoiced by Treeline or a BCL6 Licensee.

5.3
Where BCL6 Products are sold in a currency other than U.S. Dollars, the rate of exchange to be used for converting such other currency into U.S. Dollars shall be the relevant midspot rate quoted by the Financial Times on the Business Day on which the royalty is received in cleared funds by Treeline.

5.4	All costs of transmission and currency conversion shall be borne by Treeline.

5.5
All payments to CPF under this Agreement are exclusive of value added tax howsoever arising, and Treeline shall pay to CPF in addition to those payments or, if earlier, on receipt of a tax invoice or invoices from CPF as applicable, all value added tax for which CPF is liable to account in relation to any supply made or deemed to be made for value added tax purposes pursuant to this Agreement.

5.6
If Treeline is required by law to make any such tax deduction or withholding, Treeline shall give reasonable assistance to CPF to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall promptly give CPF proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld. Any and all expenses incurred by Treeline in providing such assistance shall be fully reimbursed by CPF. Any taxes required to be deducted or withheld by applicable tax law from any payment made by Treeline under this Agreement shall be treated as paid to CPF hereunder.

5.7	Within [*] days after the end of each Quarter, Treeline shall send to CPF a written statement detailing in respect of that Quarter (including a nil report if appropriate):

5.7.1	[*];

5.7.2	[*];

5.7.3	[*];

5.7.4	[*];

5.7.5	[*];

5.7.6	[*];

5.7.7	[*]; and

5.7.8	[*].

5.8	Treeline shall notify CPF in writing of the occurrence of any Development Milestone Event or Sales Milestone Event within [*] days of the same.

5.9
Interest. Where the payee does not receive payment of any undisputed sums properly due and payable to it under this Agreement within the relevant period, interest shall accrue on the sum due and owing at the rate equivalent to an annual rate of [*] ([*]%) over the then-current base rate of the Bank of England, calculated on a daily basis, without prejudice to payee’s right to receive payment within the relevant period, provided always the provisions of this Clause shall not apply to the extent and for the period that a Force Majeure event prevents payment.

6.	ACCOUNTS

6.1	Treeline shall:

6.1.1
keep, and notwithstanding the expiry or termination of this Agreement, maintain and shall use its Commercially Reasonable Efforts to procure that each BCL6 Licensee keeps and maintains, for at least [*] years, true and accurate accounts and records (including any underlying documents supporting such accounts and records) in sufficient detail to enable the amount of all sums payable under this Agreement to be determined; and

6.1.2
during the Term and thereafter until the period of [*] years relevant to the accounts and records has expired, no more frequently than [*] a Year, at the reasonable request of CPF and (subject to Clause 6.2) at the expense of CPF from time to time, permit or procure permission for a qualified accountant nominated by CPF, and reasonably acceptable to Treeline, to inspect and audit those accounts and records and, to the extent that they relate to the calculation of those sums, to take copies of them.

6.2
If, following any inspection pursuant to Clause 6.1.2, and in the absence of manifest error, CPF’s nominated accountant certifies that the payments in respect of any Quarter or Year fall short of the sums which were properly payable in respect of that Quarter or Year under this Agreement, CPF shall send a copy of the certificate to Treeline and Treeline shall (subject to Clause 6.3) within [*] days of the date of receipt of the certificate pay the shortfall to CPF and, if the shortfall exceeds [*] ([*]%) of the sum properly payable, Treeline shall also reimburse to CPF the reasonable costs and expenses of CPF in making the inspection.

6.3
If, within [*] of the date of receipt by Treeline of any certificate produced pursuant to Clause 6.2, Treeline notifies CPF in writing that it disputes the certificate, the dispute shall be referred for resolution in accordance with Clause 27.

7.	INTELLECTUAL PROPERTY

7.1
Inventorship of inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws. The ownership of the Licensed Patents shall (as between the Parties) at all times remain vested in ICR and CRT. Treeline (or its Affiliate) shall solely and exclusively own all Arising Intellectual Property. For clarity, in no event will Treeline be obligated to notify or obtain consent from CPF, ICR, CRT or any Third Party, or pay CPF any amounts in addition to the amounts set forth in Clause 4 of this Agreement, in each case, in connection with Treeline’s ownership or the research, development, manufacture, commercialization or exploitation of any Arising Intellectual Property, and Treeline shall have the sole and exclusive rights to research, develop, manufacture, commercialize and/or otherwise exploit any Arising Intellectual Property in its sole discretion during and after the Term.

7.2
Subject to Clauses 7.3, 7.4, 7.5 and 7.7, and subject to Treeline receiving timely support from CPF, CRT and ICR, Treeline shall be responsible for filing, prosecuting and maintaining the Licensed Patents in ICR or CRT’s name (as applicable) and use Commercially Reasonable Efforts to enforce the Licensed Patents, and be responsible for the corresponding Patent Costs. Treeline will use its Commercially Reasonable Efforts to maximise the duration and scope thereof in the Target Patent Countries. Without limiting Clauses 2.3 and 2.4, within [*] days after the Effective Date, CPF will procure the transfer to Treeline or its designated representative the files of all Licensed Patents and all other documents related to the Licensed Patents as applicable. CPF shall cooperate with Treeline in the filing, prosecution, maintenance and enforcement of all Licensed Patents, including, executing all lawful papers and instruments, making all rightful oaths and declarations, delivering to Treeline (or its designee), all instruments and documents, including powers of attorney, needed to file, maintain, prosecute and/or enforce the Licensed Patents and providing any other assistance requested by Treeline.

7.3
Treeline shall have the sole and exclusive right, but not the obligation, to prosecute and enforce any and all Patents claiming Arising Intellectual Property and/or any use thereof, including the right to elect whether to file or maintain a Patent claiming Arising Intellectual Property or any use thereof, in any country. For clarity, Treeline shall have the sole and exclusive control on the registration, prosecution or enforcement of any and all Arising Intellectual Property; and in no event will Treeline be obligated to notify or obtain consent from CPF, ICR, CRT or any Third Party, in connection with the registration, prosecution or enforcement of any Arising Intellectual Property (or lack or abandonment thereof).

7.4
Treeline shall keep CPF reasonably informed in writing as to the prosecution and/or maintenance status of the Licensed Patents and shall promptly provide CPF with a copy of all material submissions made to or material responses received from the relevant patent offices and all material correspondence to and material responses received from the relevant patent agent in relation to the Licensed Patents in each applicable country of the Territory. Treeline shall use Commercially Reasonable Efforts to notify CPF at least [*] months prior to any restriction of scope of any of the Licensed Patents.

7.5
Treeline shall discuss the filing strategy for the Licensed Patents with CPF and shall take into consideration all comments received from CPF in respect thereof. If Treeline elects not to prosecute and/or maintain any part of the Licensed Patents in any Target Patent Country, Treeline shall notify CPF in writing at least [*] months prior to the expiration of any applicable time bars. During the aforementioned [*] month notice period, Treeline shall continue to prosecute and maintain the Licensed Patents in question. On the expiry of such notice period:

7.5.1	the licence granted pursuant to Clause 2.1 shall terminate in respect of the Licensed Patents identified in such notice; and

7.5.2	Treeline shall, at CPF’s request, promptly transfer to CPF (or any other person nominated by CRT) any and all documents and information in Treeline’s control relating to such Licensed Patents; and

7.5.3	CPF shall be free to prosecute or abandon such Licensed Patents at its sole discretion and to grant rights thereunder to any person.

7.6
Each Party will promptly notify the other Party in writing as soon as it becomes aware of any infringement or suspected infringement by a Third Party of any of the Licensed Patents or any unauthorised use of the Licensed Know How or the Licensed Materials.

7.7	Provided Treeline has a licence under this Agreement in relation to the relevant Licensed Patent and country (and where local law permits), within such country Treeline may:

7.7.1	at its own cost and subject to Clauses 7.8 and 7.9, bring proceedings in its own name or, if required by law, jointly with CPF, for infringement of the Licensed Patents in the Field; and

7.7.2
in any such proceedings settle any claim for infringement of the Licensed Patents in the Field, provided it obtains the prior written consent of CPF, where any such settlement would result in a restriction to the scope of such Licensed Patent.

7.8
Prior to commencing any proceedings pursuant to Clause 7.7, Treeline shall (or shall procure that its Sub-Licensee shall) enter into a separate agreement with CPF pursuant to which Treeline (or the Sub-Licensee if applicable) shall [*].

7.9
Any damages, profits, and awards of whatever nature recovered by Treeline for any infringement of the Licensed Intellectual Property shall be treated as Net Sales subject to a deduction for Treeline’s external legal expenses insofar as these are not recovered from a Third Party provided always, where damages are also awarded to CPF to the extent that this would otherwise result in a double receipt by CPF of royalties Treeline shall be entitled to deduct any such duplicated payment from any royalties payable to CPF. In any such proceedings, CPF shall, at Treeline’s cost, promptly provide Treeline with all documents and assistance as Treeline may reasonably require. Treeline shall promptly provide CPF with notice of such proceedings and keep CPF regularly and reasonably informed of progress and promptly provide CPF with such information as CPF may reasonably require including copies of all documents filed at court in the proceedings. If CPF is joined to proceedings pursuant to this Clause or otherwise, Treeline shall indemnify and hold harmless the CPF Indemnified Parties and the inventors named in any Licensed Patents (the “Indemnitees”) from and against [*]. If Treeline does not notify CPF whether Treeline will exercise its right to bring proceedings pursuant to Clause 7.7 within [*] days of written request to bring proceedings from CPF, then CPF or its nominee shall be entitled, but not obliged to bring such proceedings at its own cost. If necessary, including to recover damages, subject to Treeline’s consent (such consent not to be unreasonably withheld or delayed it being agreed that the lack of indemnity protection for Treeline would be reasonable grounds to refuse consent) CPF may require Treeline to join in such proceedings. If Treeline is joined to proceedings pursuant to this Clause or otherwise, CPF shall indemnify and hold harmless Treeline, its Affiliates and Sub-Licensees, and their respective directors, officers, employees and agents, from and against any and all claims, demands, losses, causes of action, damages and expenses (including without limitation, reasonable legal fees) arising from or in connection with such proceedings. Save as provided above, whichever Party brings the proceedings shall be entitled to all monies recovered in such proceedings (following deduction of reasonably incurred and unrecovered costs). In any such proceedings the Party not bringing the proceedings (“Inactive Party”) shall promptly provide the Party bringing proceedings (“Active Party”) with all documents and assistance as the Active Party may reasonably require and the Active Party shall promptly provide the Inactive Party with notice of such proceedings.

7.10
At Treeline’s sole discretion, CPF shall, at the request of Treeline and at the expense of Treeline but for no further consideration, enter into such confirmatory Patent licences relating to the Licensed Patents, substantially in the form set out in Schedule 2, as may be necessary or desirable in accordance with the relevant law and practice in each country in the Territory for registration at the relevant patent offices so that this Agreement need not be registered or recorded unless the Parties are required to do so by law. If there are any inconsistencies between the terms of any such confirmatory patent licence and the provisions of this Agreement, this Agreement shall prevail.

7.11
Treeline shall promptly inform CPF of any Pre-Clinical Candidates or Clinical Candidates it nominates during the term of this Agreement, provided that inclusion of information regarding such nomination in Progress Reports submitted to CPF in accordance with Clause 3.3.6 shall be deemed as notice to CPF meeting the requirements under this Clause 7.11.

7.12
With respect to each BCL6 Product developed or commercialized by Treeline or a BCL6 Licensee or an Affiliate of either of them, Treeline shall, at the time of receipt of the relevant Regulatory Approval, or such other time as appropriate, use Commercially Reasonable Efforts to apply for a Supplementary Protection Certificate, patent term extension and/or any other exclusivity in respect of such BCL6 Product. At Treeline’s reasonable request and sole cost, CPF will provide reasonable assistance to Treeline in connection with any such applications.

8.	WARRANTIES AND COVENANTS

8.1
Each Party acknowledges that, in entering into this Agreement, it does not do so in reliance on any warranty or other provision except as expressly provided in this Agreement, and all conditions, warranties, terms and undertakings implied by statute, common law or otherwise are excluded from this Agreement to the fullest extent permissible by law.

8.2
Each Party warrants to the others that it has the power and authority and the legal right to enter into this Agreement to which it is a Party and to perform its obligations hereunder and has taken all necessary action on its part required to authorise the execution and delivery of this Agreement to which it is a Party. This Agreement has been duly executed and delivered on behalf of such Party and in the case of CPF execution on its behalf by the General Partner constitutes a legal, valid and binding execution and is enforceable against it in accordance with its terms.

8.3
CPF warrants to Treeline that CPF has the right, power and authority under the Existing Third Party Agreements to grant to Treeline the rights granted to Treeline hereunder. In particular, (i) the rights and obligations of Treeline set forth in this Agreement do not contravene nor are they inconsistent with or in conflict with the terms of the Existing Third Party Agreements in a manner that would limit the rights of Treeline hereunder; (ii) the Existing Third Party Agreements constitute all the agreements with any Third Party pursuant to which CPF has obtained any rights with respect to the Licensed Intellectual Property, (iii) CPF has provided to Treeline a true, complete and accurate copy of each of the Existing Third Party Agreements, as amended to date; (iv) each of the Existing Third Party Agreements is in full force and effect and CPF is not in breach or default in the performance of any of its obligations (including any of its payment obligations) under the Existing Third Party Agreements; and (v) CPF has not received any notice from any Third Party of any breach, default or non-compliance of CPF under the terms of the Existing Third Party Agreements.

8.4	CPF warrants to Treeline that it has not challenged or sought to challenge the validity of any of the Licensed Patents.

8.5
CPF warrants to Treeline that CPF owns or has an exclusive license (subject to the terms of the Existing Third Party Agreements, as applicable), with the right to sublicense, to the Licensed Patents listed in Schedule 1.

8.6
CPF shall fulfil all of its obligations, including but not limited to its payment obligations, under the Existing Third Party Agreements. In the event that CPF fails to fulfil any of its obligations, including any failure to make any payment when due under the Existing Third Party Agreements, Treeline shall have the right (but not the obligation) to perform such obligation (including to make any payment when due) on behalf of CPF. In such event, CPF shall promptly reimburse Treeline for its reasonable, documented direct out-of-pocket costs and expenses incurred in such performance (including any such amounts paid by Treeline) or, at Treeline’s election, Treeline may offset such amounts incurred or paid by Treeline against any amounts payable to CPF under this Agreement.

8.7
CPF shall not amend, waive or modify any provision of the Existing Third Party Agreements, or take any action or omit to taking any action, that would materially alter any of CPF’s rights under the Existing Third Party Agreements in any manner that adversely affects, or would reasonably be expected to adversely affect, Treeline’s rights and benefits under this Agreement, or that could impair the value of the licenses to Treeline herein, or terminate or have terminated the Existing Third Party Agreements. CPF promptly shall provide Treeline with copies of notices received under the Existing Third Party Agreements and the Third Party Agreements which are relevant to this Agreement, BCL6 Product or the Licensed Intellectual Property under this Agreement. Without limiting this Section 8.7, CPF shall promptly notify Treeline in writing of any default under, termination or amendment of, the Existing Third Party Agreements.

8.8
Without limiting the scope of Clause 8.1 and except as expressly stated in this Agreement, CPF gives no warranty, representation or undertaking in relation to the Licensed Intellectual Property, including any warranty, representation or undertaking:

8.8.1	as to the efficacy, usefulness, completeness or accuracy of the Licensed Intellectual Property; or

8.8.2	that any of the Licensed Patents is or will be valid or that any of the applications within the Licensed Patents will proceed to grant; or

8.8.3
that the use of any Licensed Intellectual Property, including without limitation any invention claimed in a Licensed Patent, or the exercise of any rights granted under this Agreement will not infringe the intellectual property or other rights of any other person.

9.	INDEMNITY

9.1
Treeline shall indemnify, defend and hold harmless CPF Indemnified Parties from and against any and all Third Party claims, demands, losses, damages, costs and expenses (including, without limitation, reasonable legal fees) (collectively, “Claim”) arising from the [*]; provided that Treeline will have no obligation under this Clause 9.1 to the extent any such Claim is based on the negligent acts or wilful misconduct of any CPF Indemnified Party.

9.2
Treeline shall indemnify, defend and hold harmless CRT/ICR Indemnified Parties from and against any and all Third Party Claims arising from [*]; provided that Treeline will have no obligation under this Clause 9.2 to the extent any such Claim is based on the negligent acts or wilful misconduct of any CRT/ICR Indemnified Party.

9.3
Promptly after receipt by CPF of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity provided for in this Clause 9 may apply, CPF shall give written notice to Treeline of such fact and Treeline shall have the option to assume the defence thereof by election in writing within [*] days of receipt of CPF’s notice. If Treeline fails to make such election, the CPF Indemnified Party or the CRT/ICR Indemnified Party (each the “Indemnified Party”) may assume such defence and Treeline will be liable for the legal and other expenses consequently incurred in connection with such defence. The Parties will cooperate in good faith in the conduct of any defence, will provide such reasonable assistance as may be required to enable any claim to be defended properly and the Party with conduct of the action shall promptly provide to the other Party copies of all correspondence and documents and notice in writing of the substance of all oral communications relating to such action.

9.4	Should Treeline assume conduct of the defence:

9.4.1	the Indemnified Party may retain separate legal advisers, at its sole cost and expense; and

9.4.2
Treeline will not, except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) consent to the entry of any judgment or enter into any settlement provided always, that if the Indemnified Party shall not consent to such entry of judgment or settlement, and such judgment or settlement does not involve an admission of liability on the part of the Indemnified Party, then the amount which the Indemnified Party shall be entitled to recover from Treeline pursuant to this Clause 9 shall be limited [*].

9.5
CPF shall not admit liability in respect of, or compromise or settle any such action without the prior written consent of Treeline, such consent not to be unreasonably withheld, conditioned or delayed.

10.	INSURANCE

10.1
Reasonably prior to Commencement of any human being dosed with a BCL6 Product developed by Treeline, a BCL6 Licensee, or an Affiliate of either of them, Treeline shall put in place and thereafter maintain, at its own cost, comprehensive product liability insurance and general commercial liability insurance through a reputable insurance company. At CPF’s request, Treeline shall provide CPF with a certificate evidencing the coverage required hereby, and the amount thereof and the noting of CPF’s interest. Such insurance shall be maintained for not less than [*] years following the expiration or termination of this Agreement for any reason.

11.	LIMITATION OF LIABILITY

11.1
Subject to Clause 11.4, no Party, nor CRUK, nor any CPF Indemnified Party, nor their respective directors, officers, employees and agents shall have any liability under or in connection with this Agreement whether under statute or in tort (including but not limited to negligence), contract or otherwise in respect of: (i) any consequential or indirect loss; and/or (ii) any loss of goodwill, opportunity, profit or contract, in either case even if advised in advance of the possibility of such losses.

11.2
Subject to this Clause 11.2 and Clause 11.4, as a result of the charitable aims of CRUK the liability of CPF under this Agreement shall not exceed [*]. The Parties agree that the sum of [*] may not adequately remedy Treeline for any losses incurred by it due to the acts or omissions CPF. Accordingly, the Parties agree that this Clause 11.2 shall in no instances be taken to limit, and shall accordingly be disregarded in respect of, Treeline’s right to seek any remedies other than damages, in particular equitable remedies (including specific performance or injunction) as a result of the acts or omission of CPF pursuant to this Agreement. For the avoidance of doubt, any liability of CPF for breach of its obligations under this Agreement shall be several and not joint.

11.3
Treeline shall to the extent permitted lawfully by English law be able to offset any losses which would have been recoverable from CPF but for the operation of Clause 11.2 against any future payment obligations it has to CPF.

11.4	Nothing in this Agreement shall be construed as excluding or limiting the liability of any person for any liability which cannot be limited or excluded by law.

12.	CONFIDENTIALITY

12.1
Each Party (the “Receiving Party”) undertakes with each other Party (the “Disclosing Party”) that it shall keep, and it shall procure that its respective directors, partners, officers, employees and agents (collectively, “Representatives”) shall keep, secret and confidential all Confidential Information of the Disclosing Party, shall not use the same for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder), and shall not publish or disclose the same or any part of the same to any person whatsoever during the Term and for [*] years thereafter other than:

12.1.1
in the case of Treeline to: (i) BCL6 Licensees and Third Party Service Providers, subject to compliance with Clause 16.3; (ii) investors in Treeline pursuant to its obligations under applicable laws and regulations (in particular but without limitation those of the Financial Services Authority); (iii) Competent Authorities in the Territory as necessary in communications relating to the BCL6 Products; (iv) potential BCL6 Licensees and potential Third Party Service Providers; and (v) legal, financial, scientific or business advisors or present or bona fide future collaboration partners, investors or acquirers, provided that any such persons have agreed to be bound by a customary legal obligation of confidentiality at least as restrictive as those under this Clause 12;

12.1.2	in the case of each Party, to its Representatives directly or indirectly concerned in the exercise of the rights granted under this Agreement; and

12.1.3
in the case of CPF, to any research institutions involved in the generation or development of the Licensed Intellectual Property pursuant to Clause 12.4, provided that any such persons have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 12.

12.2
Each Party shall ensure that each of its Representatives to whom any Confidential Information is disclosed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 12.

12.3
Where CPF is required to disclose any Licensed Know How to CRT/ICR Reviewers, CPF shall provide Treeline reasonable prior written notice and the opportunity to review and comment on any such Licensed Know How proposed to be disclosed to CRT/ICR Reviewers, and shall give due consideration to any comments received from Treeline; provided that such CRT/ICR Reviewers shall be bound by written confidentiality, nondisclosure and non-use obligations at least as restrictive as those under this Clause 12. CPF recognises the need to protect the confidentiality of the chemical structures of Licensed Compounds. Prior to disclosing the chemical structure of any Licensed Compounds (to the extent not already in the public domain), CPF shall limit the content of materials disclosed to CRT/ICR Reviewers solely to the extent necessary for the purpose of the review, being no more than (in the following order of priority): [*]. Notwithstanding the foregoing, CPF shall be permitted to disclose to any CRT/ICR Reviewers such Licensed Know How as it may determine in its reasonable discretion to disclose. CPF will however ensure that any such disclosure is made in accordance with the terms of this Agreement. For clarity, in no event shall any information disclosed under this Clause 12.3 include any Confidential Information of Treeline (including any Arising Intellectual Property), except for the Licensed Know How subject to this Clause 12.3.

12.4	Where CPF wishes to disclose any Confidential Information to any research institutions involved in the generation or development of the Licensed Intellectual Property, CPF shall:

(a)	be free to provide the Confidential Information only to the extent that the Confidential Information relates solely and directly to the revenues paid by Treeline to CPF (“Revenue Information”); or

(b)	subject to Clause 12.3, only provide Confidential Information, which is not Revenue Information, having first obtained Treeline’s prior written consent to such disclosure.

12.5	The provisions of Clauses 12.1, 12.2 and 12.4 shall not apply to information which:

12.5.1
the Receiving Party can demonstrate by reference to written records to have been in its possession (other than under an obligation of confidence to the Disclosing Party or to a Third Party) at the date of receipt;

12.5.2
the Receiving Party can demonstrate by reference to written records that it received from a Third Party without obligation of confidence to the Disclosing Party after receipt from the Disclosing Party;

12.5.3	enters the public domain otherwise than through a breach of any obligation of confidentiality owed to the Disclosing Party; or

12.5.4	the Receiving Party can prove it has independently developed without the use of any of the Disclosing Party’s Confidential Information.

12.6	The Receiving Party may disclose Confidential Information to the extent that such disclosure is:

12.6.1
necessarily required of the Receiving Party by order of a Competent Authority or otherwise by applicable law; provided, that the Receiving Party shall, to the extent practicable in the time available and where legally permissible, first have given notice to the Disclosing Party and shall provide such reasonable assistance to the Disclosing Party as it may reasonably require in order for it to make an application to quash any such order or obtain a protective order requiring that the Confidential Information the subject of such order be held in confidence by such Competent Authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information that is legally required to be disclosed in response to such order;

12.6.2
reasonably necessary or useful (i) to a patent authority for the purposes of obtaining or enforcing a Licensed Patent (consistent with the terms and conditions of Clauses 7.2 and 7.7), (ii) to a regulatory authority to comply with the requirements of such regulatory authority with respect to obtaining and maintaining Regulatory Authorizations of BCL6 Products; or (iii) for the prosecution or defence of litigation; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

12.6.3
required with regard to the disclosure requirements of a national securities exchange or other stock market or of a related regulatory body on which the Receiving Party’s securities are or are proposed to be traded, provided it has used reasonable endeavours in the time available to provide notice to the Disclosing Party of the terms of any such disclosure beforehand.

12.7
The Receiving Party agrees that the disclosure of the Disclosing Party’s Confidential Information without the express written consent of the Disclosing Party may cause irreparable harm to the Disclosing Party, and that any breach or threatened breach of this Agreement by the Receiving Party may entitle the Disclosing Party to injunctive relief, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

12.8	The provisions of this Clause 12 shall remain in force for a period of [*] years from the expiry or termination of this Agreement.

13.	TERM AND TERMINATION

13.1
This Agreement will become effective on the Effective Date. Subject to early termination pursuant to the provisions of this Clause 13 it will remain effective in each country of the Territory until the expiry of the Royalty Term in relation to that country pursuant to this Agreement.

13.2	Without prejudice to any other rights of the Parties, this Agreement may be terminated by notice in writing:

13.2.1
subject to Clause 13.3, by either Party forthwith if the other Party is in material breach of any of its obligations under this Agreement and in the case of a remediable breach fails to remedy the breach within [*] Business Days of written notice containing full particulars of the breach and requiring it to be remedied;

13.2.2
by either Party forthwith if, in respect of the other Party, a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the other Party’s assets or undertakings or a winding-up resolution or petition is passed (otherwise than for the purpose of solvent reconstruction or amalgamation, in particular with respect to any reorganisation of the structure of the relevant Party) or if any circumstances arise which entitle a court or a creditor to appoint a receiver, administrative receiver or administrator or make a winding-up order or similar or equivalent action is taken against or by the relevant Party by reason of its insolvency or in consequence of debt;

13.2.3
by Treeline for any reason or no reason, in its entirety or on a country-by-country and/or BCL6 Product-by-BCL6 Product basis, on [*] days’ prior written notice to CPF if such notice is given prior to the Commencement of the first clinical trial under this Agreement in respect of a BCL6 Product;

13.2.4
by Treeline for any reason or no reason, in its entirety or on a country-by-country and/or BCL6 Product-by-BCL6 Product basis, on [*] days’ prior written notice to CPF if such notice is given after the Commencement of the first clinical trial under this Agreement in respect of a BCL6 Product;

13.2.5
by CPF upon [*] days written notice to Treeline, if Treeline challenges or seeks to challenge the validity of any of the Licensed Patents and Treeline shall forthwith in writing notify to CPF any decision to challenge the Licensed Patents which it makes or of which it becomes aware;

13.2.6	by CPF forthwith in the event of a Change of Control of Treeline where the new Controlling party is a Tobacco Party;

13.2.7	by CPF forthwith in the event the Head Licence terminates for any reason (subject to Clause 14.1);

13.2.8	by CPF forthwith in the event of a Change of Control of Treeline which results in Treeline or the controlling party ceasing all activities regarding all BCL6 Products; or

13.2.9	in accordance with Clause 3.4.

13.3
If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the alleging Party, such alleged breaching Party shall provide the alleging Party with notice of such dispute within [*] Business Days of receiving the notice of breach provided by the other Party. Subject to this Clause 13.3 the alleging Party shall not have the right to terminate this Agreement under Clause 13.2.1 unless and until an arbitration panel, in accordance with Clause 27.3, has determined that the alleged breaching Party has materially breached the Agreement. Notwithstanding the foregoing, if the Parties have not convened an arbitration panel which has commenced the initial hearing of the dispute within [*] months of the date of the notice of dispute (and the delay was not caused by the alleging Party), the alleging Party shall have the right to terminate this Agreement immediately on written notice to the other. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

14.	EFFECTS OF TERMINATION

14.1
If CPF terminates this Agreement pursuant to Clause 13.2.7, CPF shall use reasonable efforts to procure that CRT and ICR shall comply with their obligations to immediately grant to Treeline a sub-licence on materially the same terms to those contained in this Agreement, save that this shall not result in CRT or ICR taking on any more onerous obligations or assuming any liability other than those under the Head Licence.

14.2
If Treeline terminates this Agreement pursuant to Clause 13.2.3 or Clause 13.2.4, or if CPF terminates this Agreement pursuant to Clause 13.2.1, Clause 13.2.2, Clause 13.2.5, Clause 13.2.6, Clause 13.2.7 (only in the event that CRT, ICR and Treeline enter into a licence on materially the same terms to those contained in this Agreement), Clause 13.2.8 or Clause 13.2.9, then notwithstanding any such termination, Treeline’s payment obligations pursuant to Clauses 4.2, 4.3 and 4.4 shall continue in full force and effect in respect of any BCL6 Product developed or commercialized by Treeline, a BCL6 Licensee or an Affiliate of either of them, subject to Clause 4.5.

14.3
Upon the termination of this Agreement for any reason (except that, if such termination is limited to a specific country or BCL6 Product, then the following shall only apply to such country or BCL6 Product):

14.3.1
Treeline shall consent to the revocation of any confirmatory patent licence relating to the Licensed Patents granted pursuant to Clause 7.10 and the cancellation of the registration of any such licence in any register;

14.3.2
Treeline shall promptly transfer to CPF (or any person nominated by CPF) any and all documents and information in Treeline’s control or possession relating to the Licensed Patents and CPF may assume responsibility for the prosecution and maintenance of the same;

14.3.3	the licences granted to Treeline pursuant to Clause 2 shall terminate forthwith;

14.3.4	Treeline shall, at the request and option of CPF, return or destroy the Licensed Know How and the Licensed Materials in its possession or control; and

14.3.5
If Treeline has terminated and intends to abandon all activities regarding all BCL6 Products, Treeline shall enter good faith negotiations with CPF as to the basis on which CPF might license rights to such BCL6 Products from Treeline.

14.3.6
In the event that Treeline had signed a sub-licence, such sub-licence shall terminate and (in accordance with Clause 2.6.2) CPF shall immediately grant to the affected Sub-Licensee a sub-licence on materially the same terms to that contained in the terminated sub-licence, save that this shall not result in CPF taking on any more onerous obligations than it is under pursuant to this Agreement. CPF shall continue to pay to Treeline such sums as it would have received under the terminated sub-licence less the amount which Treeline would have had to pay CPF pursuant to this Agreement and less any Patent Costs or other costs which would have been borne by Treeline, but for the termination of this Agreement. The principles in Clauses 5.3 through 5.7, 5.9 and 6 shall apply to CPF as though they were substituting for Treeline in those Clauses and Treeline is the beneficiary of those Clauses.

14.4
The termination of this Agreement howsoever arising will be without prejudice to the rights and duties of either Party accrued prior to termination. The following Clauses will continue to be enforceable notwithstanding termination: Clauses 2.6.2, 2.7, 6, 7.1, 7.9, 9, 10, 11, 12, 14, and 17 to 28 inclusive.

15.	FORCE MAJEURE

15.1
If a Party is unable to carry out any of its obligations under this Agreement due to Force Majeure (the “Non-Performing Party”) this Agreement shall remain in effect but the NonPerforming Party’s relevant obligations under this Agreement and the relevant obligations of the other Party (“the Innocent Party”) under this Agreement shall be suspended for the duration of the circumstance of Force Majeure provided that:

15.1.1	the suspension of performance is of no greater scope than is required by the Force Majeure;

15.1.2
the Non-Performing Party gives the Innocent Party prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

15.1.3	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

15.1.4	as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

15.2
If the Force Majeure continues for [*] months or more, the Innocent Party may give [*] Business Days written notice to terminate this Agreement to the NonPerforming Party and termination shall occur if the Force Majeure is continuing at the end of that [*] Business Day notice period.

16.	ASSIGNMENT AND SUB-CONTRACTING

16.1	This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns. This Agreement shall be assignable:

16.1.1	by a Party with the written consent of the other Parties; or

16.1.2	by a Party without the consent of the other Parties, to any successor to all or substantially all the assets of its business to which this Agreement relates.

16.2	CPF shall have the right to assign the right to receive income pursuant to this Agreement but shall not otherwise have the right to assign the benefit or burden of this Agreement.

16.3	Treeline may not sub-contract its obligations under this Agreement to any person other than a Third Party Service Provider, its Affiliates or BCL6 Licensees.

17.	NOTICES

17.1
All notices shall be in writing and sent by hand, email, or recorded delivery and shall be deemed to be properly served (i) if sent by hand, when delivered at the relevant address; (ii) if sent by recorded delivery, three (3) Business Days after posting; (iii) if sent by email, when transmitted, provided a confirmatory copy is sent by post within twenty four (24) hours of transmission, and shall be sent to the following addresses or email address as may be amended by the relevant Party in writing:

Treeline:

Treeline Biosciences, Inc.
677 Washington Blvd.
Ste 525
Stamford
Connecticut 06901
United States
Email: [*]
Attention: [*]

CPF:

C/O Sixth Element Capital
[*]
[*]
[*]
[*]
[*]
[*]
Email: [*] and [*]
For the attention of: [*] and [*]

18.	VARIATION

18.1	No variation, modification, amendment, extension or release from any provision of this Agreement shall be effective unless it is in writing, signed by each of the Parties.

19.	ENTIRE AGREEMENT

19.1
Each Party confirms that this Agreement (including all Schedules) represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto.

19.2	Each Party confirms that:

19.2.1	it has not relied on any representation or warranty or undertaking which is not contained in this Agreement; and

19.2.2
in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, neither Party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

20.	FURTHER ASSURANCE

20.1
Each Party hereby undertakes to do all such other acts and things, and execute and provide all such documents at the other Party’s request and cost as may be necessary or desirable to give effect to the purposes of this Agreement.

21.	NO PARTNERSHIP

21.1
Nothing in the Agreement and no action taken by the Parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership association, joint venture or other co-operative entity between the Parties and none of the Parties shall have any authority to bind any of the others in any way except as provided in this Agreement.

22.	COSTS

22.1
Each Party shall bear its own legal costs, legal fees and other expenses incurred in the negotiation, preparation, execution and implementation of this Agreement and the documentation referred to herein.

23.	WAIVER

23.1
No relaxation, forbearance, waiver or indulgence by either Party in enforcing any of the terms or conditions of this Agreement or the granting of time by either Party to the other shall prejudice, affect or restrict the rights and powers of such Party, unless contained in a writing signed by the Party charged with such waiver. The waiver of any breach of any term or any condition of this Agreement shall not be construed as a waiver of any subsequent breach of a term or condition of the same or of a different nature.

24.	SEVERABILITY

24.1
If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including by reason of the provisions of any legislation and/or by reason of any court or Competent Authority):

24.1.1	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

24.1.2
in the case of the illegality, invalidity or unenforceability of a part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect and in no circumstances shall sums paid by Treeline to CPF under this Agreement be repayable.

24.2
If in the reasonable opinion of a Party any severance under this Clause 24 materially affects the commercial basis of this Agreement, the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

25.	EXECUTION

25.1	This Agreement may be executed in any one or more number of counterpart agreements each of which, when executed, shall be deemed to form part of and together constitute this Agreement.

26.	ANNOUNCEMENTS, PUBLICATIONS AND USE OF NAMES

26.1
Save as provided in Clause 26.2, neither Party shall make, or procure or permit the making of, any press release or other public announcement (including on any website or in any company publication) in relation to this Agreement without first obtaining the written approval of the other Party to any such release or announcement.

26.2
A Party may make an announcement with respect to this Agreement or any ancillary matter if required by any governmental agency, applicable law or the regulations of any stock exchange to which it is subject, provided that the Party required to make the public disclosure shall use reasonable endeavours in the time available to consult with and obtain consent from the other Party on the terms of any such announcement beforehand.

26.3
Treeline shall, and shall use its reasonable endeavours to procure that a Sub-Licensee agrees to, acknowledge ICR’s involvement in the research and development of any BCL6 Product which incorporates or relies upon the Licensed Intellectual Property (which, in the case of a sub-licensee is the subject of the Sub-Licence) in any publication relating to that BCL6 Product provided always that Treeline shall have no liability to CPF if, subject to Treeline having taken the steps set out in the remainder of this Clause 26.3, the Sub-Licensee does not agree to such a provision or subsequently breaches such a provision. In the event of a breach by a Sub-Licensee of the provisions of this Clause 26.3, and on receipt of written notice from CPF notifying Treeline of such breach (which may be delivered by email), Treeline hereby undertakes to notify the Sub-Licensee of such breach and to request future adherence to the terms of this Clause 26.3. CPF acknowledge that other considerations may take precedence over this clause when considering the merits of one potential Sub-Licensee over another.

26.4
No Party shall use the name or marks of any other (including that of CRUK (or their successors)) other than as provided in Clause 26.1 and 26.2 without the prior written consent of that Party which shall be at that Party’s sole discretion.

26.5	The Parties shall comply with the terms of the [*], regarding any publication of Licensed Intellectual Property.

27.	DISPUTE RESOLUTION AND GOVERNING LAW

27.1
It shall be a condition precedent to the commencement of any action in court or other tribunal (save an action for an interim injunction) in respect of any dispute relating to this Agreement that the Parties have sought to resolve the dispute by a Party notifying the other Party in writing for resolution to the Executive Officers who shall meet (whether in person or via teleconference) within [*] days of such notice to seek resolution in good faith. If the Executive Officers are unable to resolve the dispute at such meeting, any Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement.

27.2	This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

27.3
All disputes arising out of or in connection with this Agreement, including any questions regarding its formation, existence, validity or termination, or the scope or applicability of this Agreement to arbitrate, shall be finally settled under the Arbitration Rules of the London Court of International Arbitration (LCIA) (the “Rules”) by a tribunal comprised of three (3) arbitrators. Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within [*] days after the second arbitrator’s appointment.

27.3.1
The seat, or legal place, of arbitration shall be London, UK. The language of the arbitration shall be English. The arbitral award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay.

27.3.2	Judgment on the award may be entered in any court of competent jurisdiction.

27.3.3
Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

27.3.4
The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfil a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.

28.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

28.1
Save that CRUK may enforce Clauses 9.1, 11.1 and 26.4, and CRUK and ICR’s and CRT’s respective officers, employees and agents may enforce Clauses 9.1 and 11.1, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. Notwithstanding the provisions of this Clause 28.1, the Parties shall be entitled to amend, suspend, cancel or terminate this Agreement or any part of it in accordance with Clause 18, without the consent of any Third Party including those referred to in this Clause 28.1.

The Parties hereby execute this Agreement by their duly authorised representatives:

For CRT PIONEER FUND LP acting by CRT Pioneer GP Limited its general partner

Signature:	/s/ Ian Miscampbell

Name:	Ian Miscampbell

Title:	Director

For TREELINE BIOSCIENCES, INC.

Signature:	/s/ Joshua H. Bilenker

Name:	Joshua H. Bilenker

Title:	CEO

SCHEDULE 1

INTELLECTUAL PROPERTY

[Intentionally omitted]

SCHEDULE 2

CONFIRMATORY PATENT LICENCE

[Intentionally Omitted]

SCHEDULE 3

TARGET PATENT COUNTRIES

[Intentionally Omitted]

SCHEDULE 4

MILESTONE PAYMENTS

[Intentionally omitted]

SCHEDULE 5

SUB-LICENCE PROVISIONS

[Intentionally omitted]

SCHEDULE 6

PROGRESS REPORT

[Intentionally omitted]

SCHEDULE 7

RESERVED RIGHTS

[Intentionally omitted]

SCHEDULE 8

THIRD PARTY AGREEMENTS

[Intentionally Omitted]